UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

TH International Limited

(Name of Issuer)

Ordinary Shares, par value $0.00000939586994067732 per share

(Title of Class of Securities)

G8656L 106

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SCC GROWTH VI HOLDCO D, LTD. (“SCC GROWTH VI HOLDCO D”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 14,503,032
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 14,503,032

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,503,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 149,181,538 Ordinary Shares outstanding as of December 23, 2022 as set forth in the Issuer’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 23, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH FUND VI, L.P. (“SEQUOIA CAPITAL CHINA GROWTH FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

14,503,032 Ordinary Shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

14,503,032 Ordinary Shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,503,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 149,181,538 Ordinary Shares outstanding as of December 23, 2022 as set forth in the Issuer’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 23, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI, L.P. (“SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

  SHARED VOTING POWER

14,503,032 Ordinary Shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D.

	7	SOLE DISPOSITIVE POWER 0
8

  SHARED DISPOSITIVE POWER

14,503,032 Ordinary Shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,503,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 149,181,538 Ordinary Shares outstanding as of December 23, 2022 as set forth in the Issuer’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 23, 2022.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

14,503,032 Ordinary Shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

14,503,032 Ordinary Shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,503,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 149,181,538 Ordinary Shares outstanding as of December 23, 2022 as set forth in the Issuer’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 23, 2022.

1	NAME OF REPORTING PERSON SC CHINA GROWTH VI MANAGEMENT, L.P. (“SC CHINA GROWTH VI MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

14,503,032 shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D. SC CHINA GROWTH VI MANAGEMENT is the general partner of SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

14,503,032 shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D. SC CHINA GROWTH VI MANAGEMENT is the general partner of SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,503,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%1
12	TYPE OF REPORTING PERSON PN

1

Based on a total of 149,181,538 Ordinary Shares outstanding as of December 23, 2022 as set forth in the Issuer’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 23, 2022.

1	NAME OF REPORTING PERSON SC CHINA HOLDING LIMITED (“SC CHINA HOLDING”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

14,503,032 shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D. SC CHINA GROWTH VI MANAGEMENT is the general partner of SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND. SC CHINA HOLDING is the general partner of SC CHINA GROWTH VI MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

14,503,032 shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D. SC CHINA GROWTH VI MANAGEMENT is the general partner of SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND. SC CHINA HOLDING is the general partner of SC CHINA GROWTH VI MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,503,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 149,181,538 Ordinary Shares outstanding as of December 23, 2022 as set forth in the Issuer’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 23, 2022.

1	NAME OF REPORTING PERSON SNP CHINA ENTERPRISES LIMITED (“SNP CHINA ENTERPRISES”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH VIRGIN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

14,503,032 shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D. SC CHINA GROWTH VI MANAGEMENT is the general partner of SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND. SC CHINA HOLDING is the general partner of SC CHINA GROWTH VI MANAGEMENT. SNP CHINA ENTERPRISES wholly owns SC CHINA HOLDING.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

14,503,032 shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D. SC CHINA GROWTH VI MANAGEMENT is the general partner of SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND. SC CHINA HOLDING is the general partner of SC CHINA GROWTH VI MANAGEMENT. SNP CHINA ENTERPRISES wholly owns SC CHINA HOLDING.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,503,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%1
12	TYPE OF REPORTING PERSON OO

1

Based on a total of 149,181,538 Ordinary Shares outstanding as of December 23, 2022 as set forth in the Issuer’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 23, 2022.

1	NAME OF REPORTING PERSON NEIL NANPENG SHEN (“NS”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION HONG KONG SAR

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

14,503,032 shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D. SC CHINA GROWTH VI MANAGEMENT is the general partner of SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND. SC CHINA HOLDING is the general partner of SC CHINA GROWTH VI MANAGEMENT. SNP CHINA ENTERPRISES wholly owns SC CHINA HOLDING. NS wholly owns SNP CHINA ENTERPRISES.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

14,503,032 shares, of which 14,503,032 Ordinary Shares are directly owned by SCC GROWTH VI HOLDCO D. SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D. SC CHINA GROWTH VI MANAGEMENT is the general partner of SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND. SC CHINA HOLDING is the general partner of SC CHINA GROWTH VI MANAGEMENT. SNP CHINA ENTERPRISES wholly owns SC CHINA HOLDING. NS wholly owns SNP CHINA ENTERPRISES.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,503,032
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.7%1
12	TYPE OF REPORTING PERSON IN

1

Based on a total of 149,181,538 Ordinary Shares outstanding as of December 23, 2022 as set forth in the Issuer’s Registration Statement on Form F-1 filed with the Securities and Exchange Commission on December 23, 2022.

Item 1(a).	Name of Issuer:

TH International Limited (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

2501 Central Plaza

227 Huangpi North Road

Shanghai, People’s Republic of China, 200003

Item 2(a).	Name of Person Filing:

SCC Growth VI Holdco D, LTD.

Sequoia Capital China Growth Fund VI, L.P.

Sequoia Capital China Growth Partners Fund VI, L.P.

Sequoia Capital China Growth VI Principals Fund, L.P.

SC China Growth VI Management, L.P.

SC China Holding Limited

SNP China Enterprises Limited

Neil Shen

SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, together, own 100% of the outstanding shares of SCC GROWTH VI HOLDCO D. SC CHINA GROWTH VI MANAGEMENT is the general partner of SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI and SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND.

SC CHINA HOLDING is the general partner of SC CHINA GROWTH VI MANAGEMENT. SNP CHINA ENTERPRISES wholly owns SC CHINA HOLDING. NS wholly owns SNP CHINA ENTERPRISES.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Item 2(c).	Citizenship:

SCC GROWTH VI HOLDCO D, SEQUOIA CAPITAL CHINA GROWTH FUND VI, SEQUOIA CAPITAL CHINA GROWTH PARTNERS FUND VI, SEQUOIA CAPITAL CHINA GROWTH VI PRINCIPALS FUND, SC CHINA GROWTH VI MANAGEMENT, SC CHINA HOLDING: Cayman Islands

SNP CHINA ENTERPRISES: British Virgin Islands

NS: Hong Kong SAR

Item 2(d).	CUSIP Number:

G8656L 106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

Item 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group

NOT APPLICABLE

Item 9.	Notice of Dissolution of a Group

NOT APPLICABLE

Item 10.	Certification

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

SCC Growth VI Holdco D, LTD.

By:	Sequoia Capital China Growth Fund VI, L.P.
Sequoia Capital China Growth Partners Fund VI, L.P.
Sequoia Capital China Growth VI Principals Fund, L.P.
its Members

By:	SC China Growth VI Management, L.P
the Members

By:	SC China Holding Limited
its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Fund VI, L.P.

By:	SC China Growth VI Management, L.P
its General Partner

By:	SC China Holding Limited
its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth Partners Fund VI, L.P.

By:	SC China Growth VI Management, L.P
its General Partner

By:	SC China Holding Limited
its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Sequoia Capital China Growth VI Principals Fund, L.P.

By:	SC China Growth VI Management, L.P
its General Partner

By:	SC China Holding Limited
its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Growth VI Management, L.P.

By:	SC China Holding Limited
its General Partner

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SC China Holding Limited

By:	SNP China Enterprises Limited, its sole owner

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

SNP China Enterprises Limited

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen, Authorized Signatory

Neil Nanpeng Shen

By:	/s/ Neil Nanpeng Shen
Neil Nanpeng Shen